Exhibit 21
SUBSIDIARIES
American Sports Licensing, Inc., a Delaware corporation (f/k/a Dick’s Asset Management)
Dick’s Sporting Goods International, Limited, a Hong Kong corporation
DSG of Virginia, LLC, a Virginia limited liability company
Galyan’s Trading Company, LLC, an Indiana limited liability company
Galyan’s of Virginia, Inc., a Virginia corporation
Galyan’s Nevada, Inc., a Nevada corporation
Golf Galaxy, LLC, a Minnesota limited liability company
Golf Galaxy GolfWorks, Inc., an Ohio corporation
Criterion Golf Technology Inc., a Canada corporation
Chick’s Sporting Goods, LLC, a California limited liability company